Exhibit 99.1

Pansoft Company Limited signed a major contract with Sinopec subsidiary

Pansoft Company Limited received an IPO award from the local government

Pansoft Company Limited (NASDAQ: PSOF) signed a major contract valued at approximately $1.4 million with one of the Sinopec (NYSE: SNP) subsidiaries in Shanghai on March 12, 2009.  The contract is for Pansoft to provide a customized solution for Sinopec subsidiary’s overseas centralized capital management information system.  Mr. Hugh Wang, Pansoft’s Chairman, is very pleased with this business development.  He commented, “Despite the global economic contraction, this major contract with our long trusted client Sinopec marked our company’s continued growth in 2009.  It also demonstrated our ability to execute on the board approved three-year business strategies.”

In addition to the recent contract signing, as the first software corporation in Shandong province listed on NASDAQ, Pansoft attracted great attention from the local government, which offered an IPO award (approximately $150,000) to endorsed its support for the company’s future growth.  With the government’s support, Pansoft will continue to increase its brand awareness and maintain its leading position in the large business oriented software solutions and services market.

Forward-Looking Statements

This press release contains forward-looking statements concerning Pansoft Company Limited. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. Pansoft Company Limited undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

About Pansoft Company Limited

Pansoft is a leading enterprise resource planning ("ERP") software and professional services provider for the oil and gas industry in China. Its ERP software offers comprehensive solutions in various business operations including accounting, order processing, delivering, invoicing, inventory control and customer relationship management.